EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT
                      LIGAND PHARMACEUTICALS, INCORPORATED
                              LIST OF SUBSIDIARIES

Name                                              Jurisdiction of Incorporation
--------                                          -----------------------------
Glycomed Incorporated                             California
Allergan Ligand Retinoid Therapeutics, Inc.       Delaware
Ligand Pharmaceuticals International, Inc.        Delaware
Ligand JVR, Inc.                                  Delaware
Seragen Incorporated                              Delaware
Seragen Technology, Inc.                          Delaware
Ligand Pharmaceuticals (Canada) Incorporated      Saskatchewan, Canada
Seragen Biopharmaceuticals Ltd.                   Vancouver, Canada
Ligand Pharmaceuticals UK Limited                 United Kingdom